Exhibit 23.2

CONSENT OF GORDON, HUGHES & BANKS, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement on Form SB-2 of AeroGrow International, Inc. and to the inclusion therein of our report dated May 19, 2006, with respect to the financial statements of AeroGrow International, Inc. as of March 31, 2006 and December 31, 2005 and 2004, and for the three months ended March 31, 2006 and each of the two years ended December 31, 2005 and 2004.

/s/ Gordon, Hughes & Banks, LLP
Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado
December 14, 2006